Exhibit 99.1

Venoco, Inc.

www.venocoinc.com

For Immediate Release

March 31, 2006

Venoco, Inc. Announces 2005 Financial Results and

Oil and Gas Reserves

DENVER, Colorado – (PRNEWSWIRE) – March 31, 2006:  Venoco, Inc. (**VEN) today reported financial and operating results for the fourth quarter of 2005 and for the full-year 2005. For the full-year, Venoco generated net income of $16.1 million, net cash provided by operating activities of $39.9 million and EBITDA of $65.3 million (defined as earnings before interest expense, income taxes, and depreciation, depletion and amortization expense) with production of 4.218 million barrels of oil equivalent (MMBOE). Please see the end of this release for a reconciliation of EBITDA, and EBITDA before the impact of unrealized commodity derivative losses to net income.

“We had an excellent year in 2005. Production was up over 2004, realized prices for oil and natural gas were strong and Venoco added key personnel to our management and operations teams,” said Tim Marquez, Chairman and Chief Executive Officer of Venoco.

“Our strong exit rates for 2005 provide a solid start to 2006. We are looking forward to exceptional performance and growth opportunities this year,” Mr. Marquez continued.

For the fourth quarter, Venoco generated net income of $16.0 million, operating cash flow of $6.1 million and EBITDA of $37.8 million with production of 1.060 MMBOE.

Full-year and fourth quarter net income and EBITDA include the effect of unrealized hedging gains and losses. Excluding the impact of unrealized hedging gains and losses, EBITDA for the full-year was $100.0 million, and EBITDA for the fourth quarter was $28.3 million. For the full-year, unrealized hedging losses totaled $34.7 million, and for the fourth quarter, unrealized hedging gains totaled $9.5 million.

Despite the sale of the Big Mineral Creek field in the first quarter of 2005, production for the full-year 2005 averaged 11,555 BOE per day, up 4% from 2004. Adjusting for the sale of the Big Mineral Creek field, Venoco’s year-over-year production growth was 8%.

Venoco ended the year with estimated proved reserves of 47.6 MMBOE. During the year, Venoco added a net 5.020 MMBOE of reserves from all sources, excluding revisions, effectively replacing 119% of its production. Including the effect of revisions, Venoco replaced 87% of its production. The estimated future net cash flows discounted at 10% before income taxes (PV-10) of Venoco’s reserves at December 31, 2005 was $894 million, up 37% from $653 million at December 31, 2004. Please see the end of this release for a reconciliation of PV-10 to a standardized measure of future net cash flows.

Venoco dramatically increased its development spending in 2005, focusing capital on long-term opportunities offshore, as well as building on the company’s attractive position onshore in the Sacramento Basin in California. During the year, Venoco completed four acquisitions, all focused in the Sacramento Basin. In addition, Venoco drilled 21 wells – and participated in an additional three – in the Sacramento basin, and recompleted an additional 42 wells in the basin. Offshore, Venoco drilled four wells during the year, three in the Sockeye field and one in the South Ellwood field. Venoco is in the process of implementing a waterflood in the Sockeye field which should add to production and reserves in the future. Venoco is also actively working to return the Santa Clara field to production, a project that is expected to see first production late in 2006.

Venoco’s overall capital expenditures in 2005 included $32.9 million for drilling and rework activities, $28.6 million for facilities, $22.1 million for exploration projects, and $10.4 million for the acquisition of E&P assets. Total costs incurred for our E&P operations, including drilling, completion, acquisition, seismic, leasehold, capitalized costs, and asset retirement obligations were $95.2 million for 2005. Finding and development costs from all sources were $25.81 per BOE including revisions and $18.96 per BOE excluding revisions.

“Finding and development costs were higher than we would have liked in 2005; however, the capital program we are pursuing is focused on long-term value and much of the benefit to reserves is expected to come in future years as the projects proceed,” explained Mr. Marquez.

 “We took many actions in 2005 to position Venoco for growth, in terms of personnel, capital spending, and financial positioning. We have assets that offer significant opportunity for growth, financial resources that allow us to pursue those opportunities, and the key management, technical, and operations people in place to execute the plan. We are well positioned for another strong performance in 2006,” Mr. Marquez concluded.

Conference Call & Webcast

The Company’s 2005 earnings and operational review conference call will begin at 1 p.m. Eastern (11 a.m. Mountain; 10 a.m. Pacific) on Monday, April 3, 2006. You may participate by calling 1-(800) 374-2482 and using Conference ID# 7293944. Information on accessing the recorded call will be available on the Investor Information page of the Company’s website http://www.venocoinc.com.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California. It has regional headquarters in Carpinteria, California and corporate headquarters in Denver, Colorado.

 Forward-looking Statements

Statements made in this news release, including those relating to future growth and performance, economic returns, development opportunities, cash flow, reserve base, and future results of operation and financial condition are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Venoco’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, ability to acquire properties that meet Venoco’s objectives, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and technical personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third-parties and failure to close pending acquisitions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set fourth herein.

— more —

Oil and Gas Production and Prices

	Three-Months Ended December 31,			Years Ended December 31,
	2005	2004	% Change	2005	2004	% Change

Production Volume
Natural Gas (MMcf)	1,935	1,745	11%	7,588	5,826	30%
Oil (MBbls)	738	795	-7%	2,953	3,101	-5%
MBOE	1,061	1,086	-2%	4,218	4,072	4%

Daily Average Production Volume
Natural Gas (Mcf/d)	21,033	18,967	11%	20,789	15,918	31%
Oil (Bbls/d)	8,022	8,641	-7%	8,090	8,472	-5%
BOE/d	11,529	11,802	-2%	11,556	11,125	4%

Oil Price per Barrel Produced (in dollars)
Realized price before hedging loss	$41.39	$30.17	37%	$45.66	$34.69	32%
Realized hedging loss	(9.26)	(8.19)	13%	(7.46)	(5.47)	36%
Net realized	$32.13	$21.98	46%	$38.20	$29.22	31%

Natural Gas Price per Mcf (in dollars)
Realized price before hedging loss	$9.67	$6.24	55%	$7.45	$5.77	29%
Realized hedging loss	(0.31)	—	—	(0.11)	(0.11)	0%
Net realized	$9.36	$6.24	50%	$7.34	$5.66	30%

Average Sale Price per BOE	$46.38	$31.88	45%	$39.55	$30.42	30%

2005 and 2004 Financial Information

Venoco, Inc.

Condensed Consolidated Balance Sheets ($ in thousands) (unaudited)

	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$9,389	$54,715
Accounts receivable	29,841	17,755
Inventories	1,753	1,079
Prepaid expenses and other current assets	4,351	3,431
Notes receivable—officers	—	1,420
Income tax receivable	4,107	3,906
Deferred income taxes	8,611	209
Commodity derivatives	3,391	5,300
Total current assets	61,443	87,815
Net property, plant and equipment	233,776	198,563
Total other assets	7,339	12,504
	$302,558	$298,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$31,854	$19,385
Undistributed revenue payable	2,155	4,774
Current maturities of long-term debt	126	127
Commodity derivatives	26,397	1,520
Repurchase of common stock	—	5,316
Total current liabilities	60,532	31,122
LONG-TERM DEBT	178,943	163,542
DEFERRED INCOME TAXES	24,108	32,208
COMMODITY DERIVATIVES	11,992	—
ASSET RETIREMENT OBLIGATIONS	22,649	23,184
Total liabilities	298,224	250,056
MINORITY INTEREST	—	387
STOCKHOLDERS’ EQUITY:

Common stock, $.01 par value (200,000,000 shares authorized; 32,692,500 shares issued and outstanding at December 31, 2005 and December 31, 2004)	327	327
Additional paid-in capital	20,976	31,085
Retained earnings (accumulated deficit)	(3,785)	15,104
Accumulated other comprehensive income (loss)	(13,184)	1,923
Total stockholders’ equity	4,334	48,439
	$302,558	$298,882

Venoco, Inc.

Condensed Consolidated Statement of Operations

($ in thousands) (Unaudited)

	Three-Months Ended December 31,			Years Ended December 31,
	2005	2004	% Change	2005	2004	% Change

REVENUES:
Oil and natural gas sales	$56,424	$40,200	40%	$191,092	$139,961	37%
Commodity derivative losses (realized)	(7,428)	(6,513)	14%	(22,870)	(17,589)	30%
Commodity derivative losses (unrealized) (1)	9,516	596	1497%	(34,725)	(1,096)	3068%
Other	1,589	1,323	20%	4,456	5,457	-18%
Total revenues	60,101	35,606	69%	137,953	126,733	9%
EXPENSES:
Oil and natural gas production	16,008	14,269	12%	54,038	49,567	9%
Transportation expense	916	693	32%	2,596	2,915	-11%
Depletion, depreciation, amortization and impairment	6,553	5,497	19%	21,680	16,489	31%
Accretion of abandonment liability	441	389	13%	1,752	1,482	18%
General and administrative	5,353	2,575	108%	16,007	11,272	42%
Amortization of deferred loan costs	414	2,817	-85%	1,755	3,050	-42%
Interest, net	3,492	1,193	193%	13,673	2,269	503%
Total expenses	33,177	27,433	21%	111,501	87,044	28%
Income before income taxes and minority interests	26,924	8,173	229%	26,452	39,689	-33%
Total income taxes	10,943	2,861	282%	10,300	16,088	-36%
Net income before minority interest	15,981	5,312	201%	16,152	23,601	-32%
Minority interest in Marquez Energy	—	59	-100%	42	95	-56%
Net income	15,981	5,253	204%	16,110	23,506	-31%
Preferred stock dividends	—	(786)	-100%	—	(7,134)	-100%
Excess of carrying value over repurchase price of preferred stock	—	29,904	-100%	—	29,904	-100%
Net income applicable to common equity	$15,981	$34,371	-54%	$16,110	$46,276	-65%

(1) Unrealized commodity derivative losses reflect the change in fair value of financial instruments not qualifying for hedge accounting under SFAS No. 133

GAAP Reconciliations

EBITDA is a non-GAAP financial measure which excludes certain items that management believes affect the Company’s comparison of operating results. The Company discloses EBITDA because (i) the Company uses EBITDA to evaluate operating trends and performance related results (ii) the Company uses EBITDA to compare its performance to other oil and gas producing companies, and (iii) EBITDA is comparable to certain performance analysis methods of securities analysts. The Company’s measures of EBITDA and EBITDA before pre-tax hedging losses is not comparable to the Company’s other financial measures. The following reconciles net income to EBITDA and EBITDA before the pre-tax effects of realized and unrealized commodity derivative gains and losses for the three and twelve months ended December 31:

	($ in thousands) (Unaudited)
	Three-Months Ended December 31,		%	Years Ended December 31,		%
	2005	2004	Change	2005	2004	Change

Net income	$15,981	$34,371		$16,110	$46,276
Plus: Interest, net	3,492	1,193		13,673	2,269
Income taxes	10,943	2,861		10,300	16,088
DD&A	6,553	5,497		21,680	16,489
Accretion of abandonment liability	441	389		1,752	1,482
Amortization of deferred loan costs	414	2,817		1,755	3,050
EBITDA	$37,824	$47,128	-20%	$65,270	$85,654	-24%

Plus: Pre-tax unrealized commodity derivative (gains) losses	(9,516)	(596)		34,725	1,096
EBITDA before pre-tax unrealized commodity derivative losses	$28,308	$46,532	-39%	$99,995	$86,750	15%

The present value of future net cash flows (PV-10 value) excludes income tax effects. Management believes that before-tax cash flow amounts are also useful for evaluative purposes since future income taxes, that are affected by a company’s unique tax position and strategies, can make after-tax amounts less comparable.

	December 31,
($ in thousands) (Unaudited)	2005	2004

Standardized measure of future net cash flows	$565,385	$404,052
Add: Present value of future income tax discounted at 10%	328,445	249,026
PV-10 value	$893,830	$653,078

This release can be found at http://www.venocoinc.com

SOURCE Venoco, Inc.

For more information contact: Mike Edwards, VP (805) 745-2123 direct, (805) 455-9658 cell

# # # #